                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number 0-21212

                              SECURITY FIRST CORP.
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             (Exact name of registrant as specified in its charter)


    1413 GOLDEN GATE BOULEVARD, MAYFIELD HEIGHTS, OHIO 44124    (440) 449-3700
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
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            (Title of each class of securities covered by this Form)


                                      N/A
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   Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the boxes(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [x]       Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]       Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]       Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12h-3(b)(1)(i)   [ ]       Rule 15d-6            [ ]

AS OF OCTOBER 23, 1998, SECURITY FIRST CORP. MERGED WITH AND INTO FIRSTMERIT CORPORATION. PURSUANT TO RULE 12g-4(b), THIS FORM 15 IS BEING FILED BY FIRSTMERIT CORPORATION AS THE SUCCESSOR ISSUER.

Approximate number of holders of record as of the certification or notice date:
                                     NONE.

Pursuant to the requirements of the Securities Exchange Act of 1934, FirstMerit Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              FirstMerit Corporation, Successor Issuer

                              By: /s/ Terry E. Patton
Date:  October 23, 1998          ----------------------------------------------
                                    Terry E. Patton, Senior Vice President and
                                      Secretary